Exhibit 10.3

EXECUTION VERSION

August 3, 2026

VIA E-MAIL

Rainer M. Blair

Dear Rainer,

This letter (this “Agreement”) is to memorialize our agreement regarding the transition of your employment with Danaher Corporation (the “Company”). Reference is made to that Amended and Restated Agreement Regarding Competition and Protection of Proprietary Interests, dated May 6, 2020, by and between you and the Company (your “Proprietary Interests Agreement”).

As of October 1, 2026 (the “Transition Date”), your service as President and Chief Executive Officer of the Company will cease and you will assume a non-officer employee position as Senior Advisor for a term ending on December 31, 2026 or, if earlier, upon your termination by the Company for Cause (as defined below) or upon the occurrence of your death or permanent disability (the “Employment Separation Date”), when your employment with the Company will cease. As of the Transition Date, you will be deemed to resign from the Board of Directors of the Company (the “Board”) and as a director, member, or officer of the Company and any of its subsidiaries, and you agree to execute any such agreements to that effect as reasonably requested by the Company. You and the Company acknowledge and agree that the termination of your employment with the Company upon the Employment Separation Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”).

If the Employment Separation Date occurs on December 31, 2026, as of January 1, 2027, you will continue to provide services to the Company as a non-employee consultant for a term ending on March 31, 2027 or, if earlier, upon a termination of your service by the Company for Cause or upon the occurrence of your death or permanent disability (the “Consultancy Separation Date”), when your service to the Company will cease. From the Transition Date to the Employment Separation Date (the “Advisory Period”), you shall remain an employee of the Company, and from the Employment Separation Date to the Consultancy Separation Date, you shall serve as a non-employee consultant of the Company (the “Consultancy Period”). During both the Advisory Period and the Consultancy Period, you shall provide advice and counsel as may be reasonably requested by the Board and, as applicable, the new President and Chief Executive Officer of the Company (the “CEO”) and perform such other duties commensurate with your experience as may be reasonably assigned to you by the Board or the CEO. The Company will not terminate the Advisory Period or the Consultancy Period other than as a result of you committing cause (as defined in your Proprietary Interests Agreement, “Cause”). During the Consultancy Period, you shall be permitted to provide services to other entities (including, for the avoidance of doubt, services as a member of the board of directors or other similar body of such other entities) so long as such services do not materially interfere or conflict with your obligations hereunder and do not violate any covenants set forth in the Proprietary Interests Agreement. During the Advisory Period and Consultancy Period, you shall be permitted to perform your duties to the Company remotely; provided, that the Company shall provide you with access to its facilities (including reasonable office space therein). During the Advisory Period, you shall also have access to de minimis support for transition-related matters from your current administrative assistant.

Base Salary. For the Advisory Period, your annual base salary rate shall remain at its current level ($1,600,000), and shall be payable in accordance with the Company’s normal payroll practices.

Annual Bonus. Subject to your continued employment through December 31, 2026 (or in the event of your death or permanent disability prior to December 31, 2026), the Company will pay you a full annual cash incentive award for calendar year 2026 (governed by and subject to the terms and conditions of Danaher’s Omnibus Incentive Plan (the “Plan”)), and the amount you receive will be based on your current target annual cash incentive compensation opportunity and actual Company performance results (with your Personal Payout Percentage awarded at 100%). Any annual cash incentive compensation payable for 2026 shall be paid at the time that such awards are normally paid to the Company’s executive officers but no later than March 15, 2027.

Long-Term Incentives. All outstanding equity awards will vest and be paid in accordance with and subject to the terms and conditions of the Plan and the applicable award agreements. For the avoidance of doubt, the Company acknowledges your separation as of the Employment Separation Date for any reason other than for Cause will satisfy the definition of “Early Retirement” under the Plan, and you will be eligible for such treatment under the Plan subject to your compliance with the applicable terms and conditions of the Plan and the applicable award agreements and, if applicable, subject to any death or disability treatment under the Plan.

Perquisites. During the Advisory Period, you shall continue to receive and be eligible for the perquisites you currently receive, except that during the Advisory Period you will not be entitled to use of the Company’s aircraft. To the extent that, solely as reasonably requested by the Board or the CEO, you are required to travel for business purposes during the Advisory Period or the Consultancy Period, the Company shall reimburse you for reasonable travel costs at no less than business class levels (or pay such costs directly). The Company shall also reimburse you for certain reasonable attorneys’ fees and costs incurred by you in the review, drafting and negotiation of this Agreement as separately agreed by you and the Company.

Retirement Plans and Group Health and Welfare Plans. During the Advisory Period, you shall continue to be eligible for benefits under the Company’s existing qualified and nonqualified retirement plans, and under the Company’s group health and welfare plans, each as in effect from time to time pursuant to the plan documents governing each of such plans and at levels no less favorable than you participate in such plans as of the date hereof unless changes are made with respect to participants generally. Subject to your compliance with the Release Requirement (as defined below), following your separation as of the Employment Separation Date for any reason other than for Cause, if you timely and properly elect to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Company shall pay you a lump sum payment equal to the amount the Company would have otherwise contributed toward your group health, prescription, vision and dental coverage premium as an active employee for 12 months (the “COBRA Benefit”) within 30 calendar days following the effectiveness of the Supplemental Release.

Separation Benefits. Subject to your compliance with the Release Requirement, following your separation as of the Employment Separation Date for any reason other than for Cause (including in the event of your death or permanent disability), the Company shall pay you (i) $1,600,000, which represents a cash amount equal to 12 months of your base salary (excluding incentive compensation, bonus amounts, benefits and similar items) at the current monthly rate, and which shall be paid (A) as to $900,000, in a lump sum within 30 calendar days following the effectiveness of the Supplemental Release and (B) as to the remaining $700,000, on the same schedule as if you were still employed by the Company, over the six-month period commencing with the first regularly scheduled payroll date following the six month anniversary of the effectiveness of the Supplemental Release, and (ii) $3,200,000 in a lump sum, which represents a cash amount equal to your current target annual cash incentive, which shall be payable within 30 calendar days following the effectiveness of the Supplemental Release. You hereby acknowledge that the foregoing benefits, together with the COBRA Benefit, are in full satisfaction of any termination-related benefits due to you under any arrangements or agreements with the Company or any Company policy.

Consultancy Fees. For the Consultancy Period, you will receive monthly fees of $133,333.33, consistent with the current monthly rate of your annual base salary. For the avoidance of doubt, you shall not be an employee during any portion of 2027 and you shall not be entitled to any employment-related compensation or benefits during or in respect of 2027, except as expressly provided above.

Release Requirement. You agree to execute and cause to become irrevocable the release attached hereto as Exhibit A within thirty (30) days after the Transition Date and a supplemental release and general waiver in a substantially similar form that is reasonably acceptable to the Company (the “Supplemental Release”, and each, a “Release”) within thirty (30) days after the Employment Separation Date (the “Release Requirement”).

Restrictive Covenants. You will continue to abide by the restrictive covenants set forth in Sections 1-6, 8-9 and 15-16 of your Proprietary Interests Agreement (collectively, the “Restrictive Covenants”) during the Advisory Period and the Consultancy Period (as if you were employed during the Consultancy Period) with any post-employment termination period thereunder commencing on the Consultancy Separation Date. The Company agrees that from the date of the announcement of your transition and thereafter, it shall instruct its executive officers and directors not to make any false statement about you to other employees, customers, vendors or any other third party. The Restrictive Covenants are incorporated herein by reference and shall remain in full force and effect. You understand that nothing in this Agreement or any other agreement between you and the Company, shall in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, providing information to, responding to any inquiries from or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Agencies”), or discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information to Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

Indemnification. The Indemnification Agreement, dated January 1, 2017, between you and the Company remains in effect in accordance with its terms; provided, that the Company acknowledges and agrees that your service to the Company during the Advisory Period and the Consultancy Period shall entitle you to indemnification as a result of your Corporate Status (as defined in the Indemnification Agreement) under such Indemnification Agreement, and the Company will provide continued D&O coverage for your actions and inactions prior to the Transition Date.

No Mitigation. In no event shall you be obligated to seek or obtain other employment after the Employment Separation Date or the Consultancy Separation Date or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and the amounts payable hereunder will not be reduced or offset by any compensation you may receive from any subsequent employment after the Employment Separation Date.

Entire Agreement. Except as expressly provided herein or in the Releases, this Agreement, together with the Releases, supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party.

Section 409A: Payments under this letter are intended to comply with, or be exempt from, the requirements of Section 409A. If you and the Company agree that any payment under this letter does not comply with Section 409A, you and the Company shall in good faith attempt to modify this letter to comply with Section 409A while endeavoring to maintain its economic intent. For purposes of Section 409A, each payment made under this letter will be treated as a separate payment. Notwithstanding any provision of this letter to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following the termination date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

Miscellaneous. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. All payments will continue to be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without applying its conflict of laws principles. The exclusive venue for any litigation based upon any fact, matter or claim arising out of or relating to this Agreement, including any contractual, statutory, tort, or common law claims, shall be the state or federal courts located in Delaware, and you hereby consent to any such court’s exercise of personal jurisdiction over you for such purpose.

[Signature Page Follows]

Please indicate your agreement to the above by signing and returning a copy of this Agreement to the Company.

Sincerely,

/s/ Steven M. Rales	(on behalf of Danaher Corporation)
Name: Steven M. Rales
Title: Chairman of the Board
Date: August 3, 2026

Acknowledged and agreed:

/s/ Rainer M. Blair
Rainer M. Blair
Date: August 3, 2026

[Signature Page to Transition Letter]

Exhibit A

RELEASE OF CLAIMS

Pursuant to the letter agreement of even date herewith (the “Transition Agreement”) by and between Rainer M. Blair (the “Executive”) and Danaher Corporation, a Delaware corporation (including its successors and assigns, the “Company”), the Executive is required to execute and deliver this Release. Words used herein with an initial capital letter, but not otherwise defined herein, shall have the meanings ascribed thereto in the Transition Agreement.

The Executive agrees that, except as otherwise expressly provided below, his acceptance of the Transition Agreement to which this Release is an Exhibit constitutes: (i) a full, complete, and knowing waiver of any claims, whether or not asserted, that the Executive may have against the Company or any of its respective subsidiaries or affiliates (collectively, “Company Parties”) arising out of the Executive’s employment through the date hereof, or the change in the Executive’s position and responsibilities as contemplated by the Transition Agreement, including, but not limited to, any claims the Executive may have under law for wages, bonuses, torts, contracts, or under employment agreements (including under the Proprietary Interests Agreement or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, the National Labor Relations Act, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Acts of 1866 and 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act; the Fair Credit Reporting Act, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, the District of Columbia Human Rights Act of 1977, and any other federal, state or local civil rights, retaliation, discrimination or labor laws; and (ii) an irrevocable and unconditional release, of the Company Parties, and each of the Company Parties’ shareholders, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, which the Executive now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which the Executive at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date of this Release, in each case, arising out of or in any manner relating to all events or circumstances in any way related to the Proprietary Interests Agreement, the Executive’s employment with the Company through the date hereof or the change in the Executive’s position and responsibilities as

A-1

contemplated by the Transition Agreement, against each of the Releasees. None of the provisions of this Release in any way affects the authority of the U.S. Equal Employment Opportunity Commission (“EEOC”) to investigate or seek relief in connection with any claim. However, if the EEOC were to pursue any matters that are released herein, the Executive agrees that this Release will control as the exclusive remedy and full settlement of all such claims by the Executive for monetary and non-monetary relief.

Notwithstanding the foregoing, nothing in this Release shall waive, release or modify in any way any (1) any right provided to Executive under the Transition Agreement; (2) any unpaid deferred compensation (together with any accrued interest or earnings thereon) including deferred bonuses allocated or credited to the Executive or his account as of the date hereof, (3) any amounts which the Executive is eligible to receive in accordance with the terms of any plan, program, policy, practice, contract, or agreement of the Company and its affiliated companies applicable to the Executive, (4) any claim in respect of any compensatory equity awards granted to him by the Company and outstanding on the date hereof or as a stockholder of the Company; (5) any claim in respect to any base salary earned but unpaid as of the date hereof, (6) any claim for reimbursement in accordance with the Company’s otherwise applicable policies and programs of any expenses incurred prior to the date hereof, (7) any claim or right to indemnification in respect of his services as a director, officer or employee of any of Company Entities, whether arising at law, by contract or pursuant to the Company’s policies, practices, plans, program or procedures or any right or claim as an insured under any of the Company’s directors and officers insurance policies; (8) any claims solely relating to the validity of the release under the Age Discrimination in Employment Act of 1967, as amended; (9) any non-waivable right to file a charge with the EEOC; or any right or claim arising after the date hereof.

The Executive warrants that he is fully competent to enter into the Transition Agreement and this Release and acknowledges that he has been afforded the opportunity to review both the Transition Agreement and this Release with his attorney for at least twenty-one (21) calendar days, that he has been advised to consult with an attorney prior to executing this Release, that he has read completely, and fully understands the terms of the Transition Agreement and this Release, and that he has signed the Transition Agreement and this Release freely and voluntarily. Further, he acknowledges that he has the opportunity to revoke this Release within seven (7) calendar days of signing it (“Revocation Period”). Such revocation shall be ineffective unless it is communicated in writing to the Company’s General Counsel before the end of the Revocation Period. The Executive expressly agrees that, in the event of such revocation of this Release by the Executive, the Executive shall not be entitled to the COBRA Benefit, any benefits under the “Separation Benefits” section of the Transition Agreement or any severance or termination-related benefits under any other arrangement of or with the Company (other than the Early Retirement related benefits set forth in Long-Term Incentives above). The parties also recognize that the Executive may elect to sign this Release prior to the expiration of the 21-day consideration period specified herein, and the Executive agrees that if he elects to do so, the Executive’s election is knowing and voluntary and comes after full opportunity to consult with an attorney.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Executive has caused this Release to be executed as of [DATE].

Name:

SWORN TO AND SUBSCRIBED

BEFORE ME THIS DAY OF

Notary Public

A-3